Exhibit 4.1

                             CERTIFICATE OF TRUST
                                      OF
                               HVIDE CAPITAL TRUST

         This Certificate of Trust is being executed as of June 20, 1997 for the purpose of organizing a business trust pursuant to the Delaware Business Trust Act, 12 DEL. C. Section 3801 et seq. (the "Act").

         The undersigned hereby certifies as follows:

         1.       NAME.  The name of the business is Hvide Capital Trust (the
                  "Trust");

         2. DELAWARE TRUSTEE. The name and business address of the Delaware resident trustee of the Trust meeting the requirements of Section 3807 of the Act are as follows:

                             The Bank of New York (Delaware)
                             White Clay Center,  Route 273
                             Newark, Delaware 19711

         3. EFFECTIVE. This Certificate of Trust, which may be executed in counterparts, shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.


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         IN WITNESS WHEREOF, the undersigned, being all of the trustees of the
Trust, have duly executed this Certificate of Trust as of the day and year first above written.

                           The Bank of New York (Delaware)
                           as Delaware Trustee


                           By:    /s/  MARY JANE MORRISSEY
                                Name: Mary Jane Morrissey
                                Title:Authorized Signatory




                               /s/ GENE DOUGLAS
                           Gene Douglas, as Administrative Trustee


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